Exhibit 4.5

FORM OF

INTERCREDITOR AND SUBORDINATION AGREEMENT

Dated as of December [___], 2002

between

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent,

the Senior Creditors

and

Certain Subordinated Creditors,

as the Initial Subordinate Creditors

TABLE OF CONTENTS
(continued)

		Page

SECTION 5.11	Application of Provisions	14

SECTION 5.12	Specific Performance	14

SECTION 5.13	No Strict Construction	14

FORM OF

INTERCREDITOR AND SUBORDINATION AGREEMENT

THIS INTERCREDITOR AND SUBORDINATION AGREEMENT, dated as of December 31, 2002, is made by GENERAL ELECTRIC CAPITAL CORPORATION, as administrative agent for the Senior Creditors (the “Administrative Agent”), the Senior Creditors and the subordinated creditors described on Schedule I hereto (the “Initial Subordinated Creditors”).

RECITALS

A.    US LEC CORP., a Delaware corporation (the “Company”), certain operating subsidiaries of the Company, the Senior Creditors and the Administrative Agent have entered into a Second Amended and Restated Credit Agreement dated as of December 20, 1999 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B.    The Company and the Initial Subordinated Creditors have also entered into a Note Purchase Agreement dated as of December 31, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Subordinated Note Agreement”).

C.    The Company and its existing Subsidiaries have executed and delivered, and the Company has agreed to cause all subsequently organized or acquired Subsidiaries to execute and deliver, various security agreements, financing statements and other documents providing liens and security interests in favor of the Senior Creditors in the property described therein in order to secure the Senior Debt (the foregoing, together with any amendments, restatements, supplements or other modifications thereto, collectively, the “Senior Security Documents”).

D.    It is a condition precedent to the effectiveness of the Subordinated Note Agreement that this Agreement shall have been executed and delivered in order to establish among the Senior Creditors and the Subordinated Creditors their respective rights with respect to (i) certain matters relating to the Credit Agreement and the Subordinated Note Agreement and (ii) the Collateral described in the Senior Security Documents.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1  Defined Terms and Cross-references.    The capitalized terms used herein and defined in the Credit Agreement but not otherwise defined in this Agreement are used herein with the meaning therein specified as of the date hereof. Each reference to a particular section, paragraph or other provision of the Credit Agreement or the Subordinated Note Agreement is a reference to such section, paragraph or other provision as in effect on the date hereof.

SECTION 1.2  Additional Definitions.    The following terms, as used herein, have the following meanings:

“Agreement” shall mean this Intercreditor and Subordination Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Blockage Period” shall mean the period beginning with the date any Default Notice is issued by the Administrative Agent to the Subordinated Creditors and ending on the date upon which such Senior Default is cured or the Senior Debt had been indefeasibly paid in full in cash; provided, that if the date for payment of any Senior Debt is accelerated, then the Blockage Period shall continue until such Senior Debt has been indefeasibly paid in full in cash.

“Collateral” shall mean any and all property, security or other interest, tangible or intangible, securing the obligations of the Company and its Subsidiaries under either or both Credit Facilities and covered by any of the Senior Security Documents.

“Credit Facilities” shall mean the Senior Debt Documents, the Subordinated Debt Documents and all notes or other evidences of indebtedness issued pursuant to either of the foregoing, and “Credit Facility” shall mean either of the foregoing.

“Creditors” shall mean the Senior Creditors and the Subordinated Creditors.

“Default Notice” shall mean a written notice by the Administrative Agent to the Subordinated Creditors notifying the Subordinated Creditors of the existence of a Senior Default.

“Dollars” shall mean lawful currency of the United States of America.

“Equity Obligations” shall mean any obligations and/or liabilities of the Company to any Securityholder arising under or pursuant to the Warrant and/or the Securityholders Agreement.

“Event of Default” shall have the meaning set forth in the Credit Agreement, and any similar event under any Replacement Credit Agreement.

“Initial Subordinated Creditors” shall have the meaning specified in the preamble hereto.

“Insolvency Proceeding” shall mean any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, any assignment for the benefit of creditors or marshaling of assets, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company or its Subsidiaries, whether or not involving insolvency or bankruptcy proceedings.

“Post Petition Interest” shall mean interest accruing at the applicable rate set forth in the Senior Debt Documents or Subordinated Debt Documents, as applicable, accruing subsequent to the filing of a petition initiating any Insolvency Proceeding whether or not such interest is an allowable claim in any such Insolvency Proceeding.

“Replacement Credit Agreement” shall mean any loan or credit agreement or securities purchase agreement or other similar agreement entered into by the Company in connection with any complete or partial refinancing of Senior Debt; provided, that such refinancing is on terms that would not be prohibited by Section 3.4 hereof if the Senior Debt being refinanced were amended to reflect the terms of such refinancing instead of being refinanced, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Required Creditors” shall mean (a) the Required Senior Creditors, and (b) the Required Subordinated Creditors.

“Required Senior Creditors” shall mean the Required Lenders as defined in the Credit Agreement.

“Required Subordinated Creditors” shall mean Subordinated Creditors holding, in the aggregate, at least a majority of the outstanding principal amount of Subordinated Debt.

“Securityholder” means the Initial Subordinated Creditors together with any other holders of a Warrant or Issued Warrant Shares (as defined in the Securityholders Agreement) and any subsequent transferee or assignee thereof.

“Securityholders Agreement” shall mean that certain Securityholders’ and Registration Rights Agreement dated as of December 31, 2002 by and between the Company and the Initial Subordinated Creditors, as the same may be amended, waived, supplemented, replaced or otherwise modified from time to time (and including any transferee or assignee of the Initial Subordinated Creditor’s rights thereunder from time to time).

“Senior Covenant Default” shall mean any Event of Default that is not a Senior Payment Default.

“Senior Creditors” shall mean the Administrative Agent, all Lenders, all other holders from time to time of any Obligations (including, without limitation, any Affiliates of any Lenders that are parties to any interest rate protection agreements with any of the Loan Parties or hold any deposit obligations), any agents and any lenders parties to any Replacement Credit Agreement, and all other holders from time to time of any obligations now existing or hereafter arising under any of the Senior Debt Documents.

“Senior Debt” shall mean all Obligations and all other indebtedness, liabilities and obligations of the Loan Parties or any of them or any other Person to any of the Senior Creditors whether direct, indirect, contingent, joint, several, or independent, now or hereafter existing or arising, due or to become due to, or held or to be held by, any of the Senior Creditors arising under or in connection with the Credit Agreement or any other Senior Debt Document, whether created directly or acquired by assignment or otherwise, whether or not evidenced by written instrument including, without limitation, all principal, interest (including Post Petition Interest, whether or not allowed in an Insolvency Proceeding), premium, obligations under guaranties, indemnity payments, reimbursement obligations under letters of credit, fees, costs, and other expenses.

“Senior Debt Documents” shall mean the Credit Agreement, the Senior Security Documents, the other Loan Documents, any Replacement Credit Agreement, and all other documents, guaranties, agreements and instruments evidencing, securing or otherwise pertaining to all or any portion of the Senior Debt.

“Senior Default” shall mean any Senior Covenant Default or a Senior Payment Default.

“Senior Payment Default” shall mean (a) any Event of Default under clause (a) of Article 10.1 of the Credit Agreement, and (b) any failure to pay any other Senior Debt when the same becomes due (taking into account any permitted grace periods in respect thereof), as a result of acceleration or otherwise.

“Senior Security Documents” shall have the meaning specified in Recital C hereto.

“Standstill Period” shall mean a period ending on the 180th day after (a) with respect to any Subordinated Debt Payment Default occurring as a result of the delivery of a Default Notice hereunder, the date of such Subordinated Debt Payment Default, (b) with respect to any Subordinated Debt Payment Default occurring other than as a result of the delivery of a Default Notice hereunder, the date the Administrative Agent is provided with written notice of such Subordinated Debt Payment Default and (c) with respect to any Subordinated Debt Default (other than a Subordinated Debt Payment Default), the date the Administrative Agent is provided with written notice of such Subordinated Debt Default which notice indicates the Subordinated Creditors’ intent to accelerate the Subordinated Debt; provided, in each case, that if the date for payment of any Senior Debt is accelerated, the Standstill Period shall continue until such Senior Debt has been indefeasibly paid in full in cash.

“Subordinated Creditors” shall mean the Initial Subordinated Creditors and all other holders from time to time of the Subordinated Debt.

“Subordinated Debt” shall mean any and all existing and hereafter arising obligations and/or liabilities whatsoever, including any payments of any nature whatsoever in respect of any Obligations (as defined in the Subordinated Note Agreement), of the Company or any Subsidiary of the Company (or any other Person) in connection with any of the Subordinated Debt Documents, in each case, whether direct, indirect, contingent, joint, several, or independent, now or hereafter existing, due or to become due to, or held or to be held by, a Subordinated Creditor, whether created directly or acquired by assignment or otherwise, and whether or not evidenced by written instrument, including, without limitation, all principal, interest (including Post Petition Interest, whether or not allowed in an Insolvency Proceeding), premium, obligations under guaranties, indemnity payments, reimbursement obligations under letters of credit, fees, costs, and other expenses; provided that the term “Subordinated Debt” shall not include any Equity Obligations.

“Subordinated Debt Default” shall mean a Subordinated Debt Payment Default or any other event or occurrence that entitles the holders of the Subordinated Debt to accelerate the maturity of the Subordinated Debt.

“Subordinated Debt Documents” shall mean the Subordinated Note Agreement, the Subordinated Note, the Warrant and all other documents, guaranties, agreements and instruments evidencing, securing or otherwise pertaining to all or any portion of the foregoing.

“Subordinated Debt Payment Default” shall mean any event of default under Section 8.1(b) or (c) of the Subordinated Note Agreement.

“Subordinated Note” shall mean the senior subordinated promissory note due December 31, 2007 to be issued to the Initial Subordinated Creditors by the Company pursuant to the Subordinated Note Agreement, together with any portions thereof assigned or transferred.

“Warrant” means that certain Warrant to Purchase the Common Stock of US LEC Corp., dated as of December 31, 2002 issued by the Company in favor of the Initial Subordinated Creditors (together with any replacement warrants issued to the Initial Subordinated Creditors pursuant to the terms thereof and any additional warrants issued to any other Securityholder), as the same may be amended, waived, supplemented or otherwise modified from time to time.

ARTICLE II

PAYMENTS, MODIFICATION OF DOCUMENTS AND
SUBORDINATION TO SENIOR DEBT

SECTION 2.1  Payments.

(a)  Except as provided in Section 2.1(b) of this Agreement, no Subordinated Creditor will ask, demand, sue for, take or receive from the Company or any Subsidiary of the Company or any Affiliate or other Person, by setoff or in any other manner, the whole or any part of the Subordinated Debt, unless and until all Senior Debt has been indefeasibly paid in full in cash and all obligations of the Senior Creditors under the Senior Debt Documents have terminated.

(b)  At any time when no Blockage Period is in effect, the Company may make and the Subordinated Creditors may receive (i) regularly scheduled payments of interest on account of the Subordinated Note in accordance with the terms of the Subordinated Note as in effect on the date hereof, (ii) payments in respect of indemnification obligations of the Company arising under the Subordinated Debt Documents in respect of claims by third parties against the Subordinated Creditors, and (iii) costs, disbursements, other indemnification amounts, fees and expenses provided for pursuant to the Subordinated Debt Documents. Following the termination of any Blockage Period, the Company may make and the Subordinated Creditors may receive the payments described in clauses (i)-(iii) of the foregoing sentence which could have been made but for the existence of a Blockage Period.

(c)  Any payments received by the Subordinated Creditors in violation of the terms hereof, shall be held by the Subordinated Creditors in trust for the Senior Creditors and shall immediately be delivered by the Subordinated Creditors, in the form received (together with any necessary endorsement), to the Senior Creditors to be applied to the Senior Debt until all such Senior Debt shall have been paid in full in cash after giving effect to any concurrent payment or distribution to the Senior Creditors, and the obligations of the Senior Creditors under the Senior Debt Documents shall have terminated. In the event that any Subordinated Creditor fails to provide any necessary endorsement as contemplated above, the Senior Creditors are hereby irrevocably authorized to appropriately make the same.

SECTION 2.2  Modification of Subordinated Debt Documents; Etc.    Until all Senior Debt has been indefeasibly paid in full in cash and all obligations of the Senior Creditors under the Senior Debt Documents have terminated, (i) no Subordinated Creditor will seek to establish with the Company or any Subsidiary a sinking fund for the payment or prepayment of or otherwise arrange for the defeasance of any Subordinated Debt, and (ii) no amendment, modification or other alteration to the terms of the Subordinated Debt Documents shall be of any effect unless the Required Senior Creditors have previously consented thereto in writing. Each Subordinated Creditor agrees that it will not challenge, object to or in any respect inhibit or otherwise interfere with the enforcement by any of the Senior Creditors of any of their rights or remedies in respect of the Senior Debt, any Collateral or this Agreement. Without limitation of the foregoing, each Subordinated Creditor agrees that it will not take any action to (x) contest the validity, perfection, priority or enforceability of any Senior Debt, any Senior Debt Documents, any security interest in any Collateral therefor or any guaranties thereof; (y) contest the relative rights and duties of any holders of any Senior Debt with respect to any Collateral, established in any instruments or agreements creating or evidencing any of the Senior Debt; or (z) contest or affect such Subordinated Creditor’s obligations and agreements set forth in this Agreement.

SECTION 2.3  Subordination to the Senior Debt.    The Subordinated Creditors shall at all times cause the Subordinated Debt to be junior in right of payment and otherwise subordinate to the Senior Debt on the terms and conditions set forth in this Agreement, and shall promptly execute and deliver all documents requested by the Required Senior Creditors to evidence such subordination.

ARTICLE III

ENFORCEMENT OF REMEDIES

SECTION 3.1  Waivers of Rights.    Until all Senior Debt has been indefeasibly paid in full in cash and all obligations of the Senior Creditors under the Senior Debt Documents have terminated, the Subordinated Creditors hereby agree:

(a)  to refrain from exercising any and all rights each, either directly or through an agent, may now or hereafter have to (i) except as provided in clauses (b) and (c) below and except the right to receive permitted payments in accordance with Section 2.1(b) hereof, exercise any right pursuant to the Subordinated Debt Documents or with respect to any Subordinated Debt, (ii) exercise any right available under the laws of any applicable jurisdiction with respect to the Collateral, whether at law or in equity, or (iii) otherwise dispose of or retain any of the Collateral, in each case without the prior written consent of the Required Senior Creditors;

(b)  to refrain from initiating or joining, either directly or through an agent, in the initiation of, any Insolvency Proceeding relative to the Company or any of its Subsidiaries, without the prior written consent of the Required Senior Creditors until such time as a Standstill Period with respect to any then-existing Subordinated Debt Default has both commenced and expired in accordance with the terms of the definition thereof; and

(c)  to refrain from accelerating the Subordinated Debt unless a Standstill Period with respect to any then-existing Subordinated Debt Default has both commenced and expired in accordance with the terms of the definition thereof; provided, however, that the holders of the Subordinated Debt may accelerate the Subordinated Debt if the Senior Debt is accelerated, but must immediately rescind any such acceleration of the Subordinated Debt if acceleration of the Senior Debt is rescinded.

SECTION 3.2  Bankruptcy.    Until all Senior Debt has been indefeasibly paid in full in cash and all obligations of the Senior Creditors under the Senior Debt Documents have terminated, the Subordinated Creditors agree as follows:

(a)  the Subordinated Creditors shall retain the right to vote and otherwise act with respect to the Subordinated Debt with respect to any Insolvency Proceeding (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, resolution, compromise, settlement, composition or extension or for the election of trustees or otherwise); provided, that no Subordinated Creditor shall vote in favor of or propose any such plan or take any other action in any way so as to contest (i) the validity or enforceability of any Senior Debt Document or any Senior Debt or the perfection, priority or validity of any lien purporting to secure any of the Senior Debt, (ii) the relative rights and duties of the Administrative Agent or any Senior Creditors established in this Agreement, the Senior Debt Documents or any instruments or agreements creating or evidencing any of the Senior Debt with respect to any of such Collateral, or (iii) any of the Senior Creditor’s rights or the Subordinated Creditors’ obligations and agreements set forth in this Agreement; provided, further, that the Administrative Agent shall have the right, but not the obligation, to vote the claim of any Subordinated Creditor in any such Insolvency Proceeding if such Subordinated Creditor has not voted its claim on or prior to ten (10) days before the expiration of the time to vote any such claim. In the event that the Administrative Agent votes any claim in accordance with the authority granted hereby, no Subordinated Creditor shall be entitled to change or withdraw such vote.

(b)  the Subordinated Creditors will, at the Required Senior Creditors’ request, file any claims, proofs of claim, or other instruments of similar character necessary to enforce the obligations of Company or its Subsidiaries in respect of the Subordinated Debt; provided that the Administrative Agent shall have the right, but not the obligation, to execute, verify, deliver and file such proofs of claim upon the failure of any Subordinated Creditor to promptly do so prior to fifteen (15) days before the expiration of the time to file any such proof of claim;

(c)  any payment or distribution of any kind or character with respect to the Subordinated Debt, whether in cash, property or securities, by set-off or otherwise, to which the Subordinated Creditors would be entitled but for the provisions of this Agreement, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of any Loan Party being subordinated to the payment of the Subordinated Debt is hereby irrevocably assigned to the Senior Creditors and the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, is hereby irrevocably directed to pay directly to the Senior Creditors, to the extent necessary to make payment in full in cash of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the Senior Creditors; provided that the Subordinated Creditors shall be entitled to receive (and shall not be required to remit to the Senior Creditors) in any such proceeding either (x) debt securities (but no payments thereon) which mature no earlier than 180 days prior the maturity of the Subordinated Debt and are subordinated to the Senior Debt on terms no less favorable to the Senior Creditors (as determined by the Required Senior Creditors) than the Subordinated Debt or (y) equity securities (but no payments thereon) which, with respect to any such debt securities and any preferred equity securities, rank junior in all respects to any debt or equity securities distributed to the Senior Creditors; and

(d)  in the event that, notwithstanding the foregoing provisions of this Section 3.2, any Subordinated Creditor shall have received any payment or distribution of any kind or character, whether in cash, property or securities (other than those described in the proviso to Section 3.2(c) above), before all Senior Debt is paid in full in cash, then and in such event such payment or distribution shall be deemed to be the property of, segregated, received and held in trust for the benefit of and shall be immediately paid over or delivered forthwith to the Senior Creditors (in the same form as received, with any necessary endorsement) to the extent necessary to make payment in full (or, in the case of non-cash property or securities, to be held as collateral for such payment in full in cash) of all Senior Debt remaining unpaid until all such Senior Debt shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the Senior Creditors. In the event that any Subordinated Creditor fails to provide any necessary endorsement as contemplated above, the Senior Creditors are hereby irrevocably authorized to appropriately make the same.

In furtherance of the foregoing, the Subordinated Creditors hereby irrevocably grant to the Administrative Agent the right to act as attorney-in-fact for the Subordinated Creditors in any Insolvency Proceeding and to take such actions (or refrain from taking any action) on behalf of the Subordinated Creditors, in each case, solely to the extent the Administrative Agent is permitted to take any action (or omit to take any action) on behalf of the Subordinated Creditors pursuant to this Agreement. The Subordinated Creditors agree to execute and deliver to the Administrative Agent or any successors in interest to the Administrative Agent such other and further powers of attorney or other instruments as such party or parties may request in order to accomplish the foregoing.

SECTION 3.3  Waiver and Indemnity.    The Senior Creditors shall have no liability to the Subordinated Creditors with respect to, and the Subordinated Creditors waive any claim or defense which the Subordinated Creditors may now or hereafter have against the Senior Creditors arising from or in connection with the exercise by the Senior Creditors of their rights under this Agreement, the Senior Debt Documents or any other documents or instruments contemplated hereby or thereby. Without limitation of the foregoing, the Subordinated Creditors waive any claim or defense which the Subordinated Creditors may now or hereafter have against the Senior Creditors arising from or in connection with (a) any and all actions which the Senior

Creditors take or omit to take with respect to any Credit Facility or any Collateral now or hereafter securing the same (including, without limitation, actions with respect to the creation, perfection or continuation of Liens in any Collateral, actions with respect to the occurrence of any default under any Credit Facility, actions with respect to the foreclosure upon, sale, release of, depreciation of or failure to realize upon any of the Collateral, actions with respect to the collection of any claim for all or any part of any Credit Facility from any account debtor, guarantor or any other Person, and actions with respect to the valuation, use, protection, or release of any Collateral); (b) any right, now or hereafter existing, to require the Senior Creditors to proceed against or exhaust any Collateral at any time securing the Senior Debt or to marshal any assets in favor of the Subordinated Creditors; (c) any notice of the incurrence or increase of Senior Debt, it being understood that the Senior Creditors may make advances now or hereafter relating to the Senior Debt and there may be other increases to the Senior Debt without notice to or authorization of the Subordinated Creditors in reliance upon the provisions of this Agreement; (d) any defense based upon or arising by reason of (i) any disability or other defense of the Company or any other Person or entity; or (ii) any lack of authority of any agent or any other person or entity acting or purporting to act on behalf of the Company or the Subordinated Creditors; or (iii) any failure by the Senior Creditors to properly perfect any Lien in any asset of Company; or (e) any election by the Senior Creditors in any Insolvency Proceeding, including, without limitation, any failure of the Administrative Agent to make any election or vote any claim with regard to the Subordinated Debt to the extent the Administrative Agent is permitted to do so under this Agreement. Each Subordinated Creditor further hereby severally agrees to pay and to indemnify and save each Senior Creditor harmless from and against any damage, loss, cost or expense (including, without limitation, attorneys’ fees) which such Senior Creditor may incur or be subject to as a consequence, direct or indirect, of (A) the breach by the Subordinated Creditors of this Agreement, and (B) any legal action commenced by a Subordinated Creditor to challenge the validity of this Agreement, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such Senior Creditor has breached its obligations under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the provisions set forth in this Section 3.3 shall survive the termination of this Agreement.

SECTION 3.4  Rights of the Senior Creditors.    The Senior Creditors may, at any time and from time to time, without the consent of or notice to the Subordinated Creditors, without incurring responsibility to the Subordinated Creditors, and without impairing or releasing, any of its rights, or any of the obligations of the Subordinated Creditors hereunder, do any of the following:

(a)  Change the amount, manner, place, or terms of payment or change or extend the time of payment of or increase, renew or alter the Senior Debt, or any part thereof, or enter into or amend in any manner any agreement (including any related loan agreement, promissory notes and collateral documents) relating to the Senior Debt;

(b)  Sell, exchange, release, or otherwise deal with all or any part of any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Senior Debt, or any part thereof;

(c)  Release anyone liable in any manner for the payment or collection of the Senior Debt, or any part thereof;

(d)  Exercise or refrain from exercising any rights against the Company and others (including, without limitation, the Subordinated Creditors); and

(e)  Apply any sums, by whomsoever paid or however realized, in accordance with the Senior Debt Documents.

SECTION 3.5  Subrogation.    The holders of the Subordinated Debt shall not be subrogated to the rights of the holders of the Senior Debt in respect of payments or distributions of assets of, or ownership interests in, the Company or any Loan Party made on the Senior Debt until after all Senior Debt has been indefeasibly paid in full in cash and all obligations under the Senior Debt Documents have terminated. Neither the Administrative Agent nor any other Senior Creditor shall have any obligation or duty to protect any Subordinated Creditor’s rights of subrogation arising pursuant to this Agreement or under any applicable law, nor shall the Administrative Agent or any other Senior Creditor be liable for any loss to, or impairment of, any subrogation rights held by any Subordinated Creditor.

For purposes of such subrogation, no payments or distributions to the Senior Creditors of any cash, property or securities to which the Subordinated Creditors would be entitled except for the provisions of this Section 3.5, and no payments over pursuant to the provisions of this Agreement to the Senior Creditors by any of the Subordinated Creditors, as among the Loan Parties, their creditors (other than the Senior Creditors), and the Subordinated Creditors, shall be deemed to be a payment or distribution by any Loan Party to or on account of the Senior Debt.

SECTION 3.6  Modification of Subordinated Debt Documents.    The holders of the Subordinated Debt shall not amend, modify, supplement or otherwise alter the terms and conditions of any Subordinated Debt Document, including, without limitation, the creation of any lien or security interest to secure the Subordinated Debt, without the prior written consent of the Required Senior Creditors.

ARTICLE IV

LIEN SUBORDINATION; RELEASE OF COLLATERAL

SECTION 4.1  Lien Subordination.    If any lien or security interest is created to secure the Subordinated Debt, such lien or security interest shall be made junior in priority and subordinated to the rights and interests of the Senior Creditors in the assets subject to such lien or security interest and the Subordinated Creditors shall under no circumstances have any right to possession of any such assets or to foreclose upon any such assets, whether by judicial action or otherwise until all Senior Debt has been indefeasibly paid in full in cash and all obligations under the Senior Debt Documents have terminated. The foregoing shall apply regardless of the order of filing of any such liens or perfection of any such security interests (or failure to make any such filing or perfect any such security interest).

SECTION 4.2  Release of Collateral.    Without limiting any of the rights (including any of the foreclosure rights) of the Administrative Agent or any Senior Creditor under the Senior Debt

Documents or under the provisions of any applicable law, in the event that the Administrative Agent releases or discharges any Liens upon any Collateral which is subject to a Lien in favor of the Subordinated Debt, such Collateral shall thereupon be deemed to have been released from all Liens securing the Subordinated Debt, provided that the Administrative Agent believes in good faith that any such released or discharged Collateral is being sold or transferred either (a) pursuant to a transaction permitted by the Credit Agreement or (b) following the occurrence and during the continuance of an Event of Default under the Senior Debt, for consideration believed by the Administrative Agent to be reasonably equivalent to the fair value of such Collateral, under circumstances in which the seller of such Collateral shall have agreed that the net proceeds of any such sale under this clause (b) shall be applied to the payment of the Senior Debt and the Subordinated Debt in the order of priority provided in this Agreement. Each Subordinated Creditor agrees that within ten (10) days following the Administrative Agent’s written request therefor, the Subordinated Creditor will execute, deliver and file any and all such termination statements, lien releases and other agreements and instruments as the Administrative Agent may reasonably deem necessary or appropriate in order to give effect to the preceding sentence. Each Subordinated Creditor hereby irrevocably appoints the Administrative Agent the true and lawful attorney-in-fact of the Subordinated Creditors for the purpose of effecting any such executions, deliveries and filings. Without limiting the foregoing, and without implying that the Administrative Agent is obligated to undertake any special investigation with respect to its good faith belief as to the fair value of any property, the parties hereto agree to be bound as to the fair value of any property as determined by any independent appraisal of such property that may be conducted at the request of the Administrative Agent. The cost of any such appraisal, shall be borne by the Company and, if funded by the Administrative Agent or the Senior Creditors, shall constitute Senior Debt.

ARTICLE V

MISCELLANEOUS

SECTION 5.1  No Partnership or Joint Venture.    Nothing contained in this Agreement, and no action taken by any of the Creditors pursuant hereto, is intended to constitute or shall be deemed to constitute a partnership, association, joint venture or other entity.

SECTION 5.2  Notices.    Unless otherwise specified herein, all notices, requests and other communications to any party hereunder shall be in writing (including overnight delivery service, facsimile copy or similar writing) and shall be given to such party at its address or facsimile number specified on the applicable signature page hereof, or such other address or facsimile number as such party may hereafter specify in writing to the Administrative Agent for the purpose by notice to the other parties. All such notices and other communications shall be sent by certified or registered first-class mail, by nationally recognized overnight delivery service, by personal delivery or by facsimile, and shall be deemed to have been duly given: if mailed, three (3) Business Days after being deposited in the mail, postage prepaid; if delivered by a nationally recognized overnight delivery service, the following Business Day; if personally delivered, when delivered by hand; or if by telecopier, upon confirmation of transmittal.

SECTION 5.3  Amendments and Waivers.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Required Creditors.

SECTION 5.4  Payments.    All payments hereunder shall be made in Dollars in immediately available funds. All payments to any Creditor shall be made to it, to the extent practicable, in accordance with the provisions of the relevant Credit Facility.

SECTION 5.5  Counterparts; Effectiveness.    This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which taken together shall constitute a single agreement, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when (a) the Administrative Agent shall have received counterparts hereof executed by each of the other parties listed on the signature pages hereto and (b) each of the Credit Facilities shall have become effective.

SECTION 5.6   Benefits.    This Agreement is solely for the benefit of and shall be binding upon the Creditors and their successors or assigns, and neither the Company nor any other party shall have any right, benefit, priority or interest under or by reason of this Agreement. The Subordinated Creditors will advise each future Subordinated Creditor that the Subordinated Debt and rights and remedies with respect to the Subordinated Debt are subordinated to the Senior Debt in the manner and to the extent set forth herein, and will place the following legend on each document and instrument evidencing or related to the Subordinated Debt indicating that such instrument or document is subject to this Agreement (and which shall be exhibited prominently thereon):

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF DECEMBER 31, 2002 BETWEEN GENERAL ELECTRIC CAPITAL CORPORATION AND CERTAIN SUBORDINATED CREDITORS INCLUDING THE INITIAL HOLDER HEREOF (THE “SUBORDINATION AGREEMENT”) TO THE “SENIOR DEBT” (AS DEFINED IN THE SUBORDINATION AGREEMENT), AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

Notice of the acceptance of the provisions set forth herein is hereby waived.

SECTION 5.7  Term.    This Agreement shall remain in effect until all Senior Debt has been indefeasibly paid in full in cash and all obligations under the Senior Debt Documents have terminated. The Senior Creditors may continue, at any time and without notice to any Subordinated Creditor, to extend Senior Debt to or for the benefit of the Company or any of its subsidiaries on the faith hereof. To the extent any payment of Senior Debt (whether by or on behalf of the Company or any Loan Party, as proceeds of security or enforcement of any right of set-off or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or similar party under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by or paid over to such trustee, receiver or similar party, the Senior Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

SECTION 5.8  Governing Law.    THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.9  Conflicts.    In the event of any inconsistency or conflict between the terms and provisions of any Security Document and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control in all respects.

SECTION 5.10  WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION; LIMITATION OF REMEDIES.

(a)  EACH OF THE CREDITORS AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE CREDITORS ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER CREDITORS TO ENTER INTO THE BUSINESS RELATIONSHIP CONTEMPLATED BY THIS AGREEMENT AND THE FINANCING DOCUMENTS TO WHICH EACH IS A PARTY, THAT EACH CREDITOR HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THE CREDIT AGREEMENT OR SUBORDINATED NOTE AGREEMENT, AS APPLICABLE, AND THAT EACH CREDITOR WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS WITH THE COMPANY, ITS SUBSIDIARIES AND THE OTHER CREDITORS. EACH CREDITOR FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(b)  Each Creditor hereby irrevocably submits to the jurisdiction of any New York state or Federal court sitting in New York County, New York in any action or proceeding arising out of or relating to this Agreement, or any dealings between such Creditor and any other Creditor relating to the subject matter of the transactions contemplated hereby, and such Creditor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such New York state or Federal court. Each Creditor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Subordinated Creditor further hereby agrees and irrevocably consents to the service of any and all process in any such action or proceeding by the mailing, by registered or certified U.S. mail, or by any other means or mail that requires a signed receipt, of copies of such process to the address of such Subordinated Creditor contained in the records of the Company. Each Creditor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 5.10 shall affect the right of any Creditor to serve legal process in any other manner permitted by law or affect the right of any Creditor to bring any action or proceeding against any other Creditor or its property in the courts of any other jurisdiction. To the extent that any Creditor has or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Creditor hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

SECTION 5.11  Application of Provisions.    The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Subordinated Creditors on the one hand and the Senior Creditors on the other hand. The failure by any Loan Party to make a payment on account of the Subordinated Debt by reason of any provision of this Agreement will not be construed as preventing the occurrence of a default or event of default or the accrual of interest under the Subordinated Debt Documents. Nothing contained in this Agreement is intended to or shall (a) impair, as among the Company, its respective creditors (other than the Senior Creditors) and the Subordinated Creditors, the obligation of the Company, which is absolute and unconditional, to pay to the Subordinated Creditors the principal of, premium, if any, and interest on the Subordinated Debt as and when the same shall become due and payable in accordance with their terms (provided, however, that this provision is not intended to limit the restrictions on payments on the Subordinated Debt set forth in Article II hereof); or (b) affect the relative rights of the Subordinated Creditors against the Company and creditors of the Company (other than the Senior Creditors); or (c) except as provided in Article III hereof, prevent the Subordinated Creditors from exercising all remedies otherwise permitted by applicable law upon a default or any event of default under the Subordinated Debt Documents, subject however in all respects to the rights, if any, under this Agreement of the Senior Creditors (i) in any Insolvency Proceeding of the Company or any of its Subsidiaries to receive, pursuant to and in accordance with Section 3.2, cash, property and securities otherwise payable or deliverable to such holder, or (ii) under the conditions specified in Article II, to prevent any payment prohibited by such Article.

SECTION 5.12  Specific Performance.    The parties hereto hereby acknowledge that legal remedies may be inadequate and therefore the Senior Creditors are hereby authorized to demand specific performance of the provisions of this Agreement at any time when any Loan Party or any Subordinated Creditor shall have failed to comply with any provision hereof. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

SECTION 5.13  No Strict Construction.    Each party hereto hereby acknowledges that it has been represented by counsel in connection with this Agreement and the transactions described herein. Each party hereto has participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Intercreditor and Subordination Agreement to be duly executed by their respective officers hereunto duly authorized as of the date first above set forth.

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent and a Senior Creditor

By:	/s/ Angela M. LePore
	Name:	Angela M. LePore
	Title:	SVP, Special Assets

Address for notices:
General Electric Capital Corporation
10 Riverview Drive
Danbury, CT 06810
Attention: SA Account Manager

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Senior Creditor

By:	/s/ Matthew Berk
	Name:	Matthew Berk
	Title:	Authorized Officer

Address for notices: Wachovia
301 S. College St.
NC 0537 TWS
Charlotte, NC 28288
Attn: Matthew Berk

US BANK NATIONAL ASSOCIATION, as a Senior Creditor

By:	/s/ David Y. Kopolow
	Name:	David Y. Kopolow
	Title:	Vice President

Address for notices:
U.S. Bancorp Center
BC-MN-H22A
800 Nicollet Mall
Minneapolis, MN 55402

PNC BANK, NATIONAL ASSOCIATION, as a Senior Creditor

By:	/s/ Steven J. McGehrin
	Name:	Steven J. McGehrin
	Title:	Vice President

Address for notices:
1600 Market Street
11th Floor
Philadelphia, PA 19103

IBM CREDIT CORPORATION, as a Senior Creditor

By:	/s/ Steven A. Flanagan
	Name:	Steven A. Flanagan
	Title:	Manager of Global Special Handling

Address for notices:
North Castle Drive
Mail Stop NC 318
Armonk, NY 10504-2575

BANK AUSTRIA CREDIT ANSTALT CORPORATE FINANCE, INC., as a Senior Creditor

By:	/s/ A.W. Seidel
	Name:	A.W. Seidel
	Title:	SVP

Address for notices:
c/o Hypo Vereinsbank
Attn: HVB Credit Advisers, LLC
150 East 42 Street
New York, NY 10017

SUBORDINATED CREDITORS:

/s/ Richard T. Aab
Richard T. Aab

Address for notices:

C/o RTA Associates, LLC 200 Meridian Centre, Suite 140 Rochester, New York 14618

/s/ Tansukh V. Ganatra
Tansukh V. Ganatra

Address for notices:

6523 Ashdale Place Charlotte, North Carolina 28215

/s/ Shirley C. Levy
Shirley C. Levy

Address for notices:

Permanent Address: 5267 Menteth Drive Canandaigua, New York 14424 Temporary Address (Dec. 2002-Jan. 2003): 425 17th Avenue South Naples, FL 34102

/s/ Michael E. Jones
Michael E. Jones

Address for notices:

8 Hidden Springs Pittsford, New York 14534

/s/ Frank Lamar, DDS
Frank Lamar, DDS

Address for notices:

1950 Clinton Avenue South Rochester, New York 14618

/s/ Kevin J. Phelps
Kevin J. Phelps

Address for notices:

22 Chelsea Park Pittsford, New York 14534

/s/ Ann E. Phelps
Ann E. Phelps

Address for notices:

22 Chelsea Park Pittsford, New York 14534

/s/ Stephen E. Webster
Stephen E. Webster

Address for notices:

1595 Elmwood Avenue Rochester, New York 14620

/s/ R. Wayne LeChase
R. Wayne LeChase

Address for notices:

420 Windward Shores Webster, New York 14580

SYKES ASSOCIATES, a New York Limited Partnership

By:	/s/ Robert F. Sykes
Name: Robert F. Sykes Title: General Partner

Address for notices:

60 Brookside Drive Rochester, New York 14618 Attn: Robert F. Sykes, General Partner

ROBJAN LLC, a New York Limited Liability Company

By:	/s/ Dr. Robert Loss
Name: Dr. Robert Loss Title: Manager/Member

Address for notices:

19 Brookwood Road Pittsford, New York 14534 Attn: Dr. Robert Loss

BROPHY, DAILEY & CO., Profit Sharing Plan,

By:	/s/ Harold E. Dailey, Jr.
Name: Harold E. Dailey, Jr. Title: Trustee

Address for notices:

C/o Harold Dailey, Jr. 150 Allens Creek Road Rochester, New York 14618

Frame Family LLC a New York Limited Liability Company

By:	/s/ Robert B. Frame
Name: Robert B. Frame Title: Manager/Member

Address for notices:

6 Malm Lane Rochester, New York 14618 Attn: Robert B. Frame

Jo & Co., an Indiana Partnership

By:	/s/ Ross J. Mangano
Name: Ross J. Mangano Title: General Partner

Address for notices:

P.O. Box 1655 South Bend, Indiana 46634-1655 Attn: Ross J. Mangano